Exhibit 99.1
Press Release Dated October 24, 2011

Two Rivers Water CEO Cites U.S. Interest in Mexican Water as Strong Indicator of Demand

DENVER – October 24, 2011   Two Rivers Water Company (OTC QB: TURV) (http://www.2riverswater.com) CEO John McKowen has pointed to news reports that U.S. water districts may turn to Mexico for water as evidence that western states need new, creative solutions for water acquisition.

“In addition to water for growing municipalities, we must irrigate more western farmland to feed a hungry world,” Two Rivers CEO John McKowen said.  “We can combine the need for municipal water and food while providing investors with a long-term strategy that makes sense in volatile times, by investing in high yield irrigated farmland.”

He added, “When U.S. water districts are looking to Mexico for desalinated water, it’s obvious that the situation is grave.”

 For details, see: http://latino.foxnews.com/latino/news/2011/10/16/us-looks-to-mexico-for-more-water/

As further evidence of strong demand for water and related services, McKowen pointed out that the recent Janney Investment Banking’s Quarterly Infrastructure Overview included a survey of over 100 high-level sales executives at an American Water Works Association event in which respondents said they foresee robust growth in their business, with 50% expecting double-digit improvement.

Two Rivers’ current development focus, which is in the Huerfano River Basin in Huerfano and Pueblo Counties in Southern Colorado, can serve as an efficient model for the future, McKowen believes.

Two Rivers looks forward to long-term, sustainable growth in the demand for grains as the foundation of the world’s food supply, fueled by rising population and income in Brazil, Russia, India and China.  In addition, the company will assist in meeting the water needs on the Front Range region of Colorado, the most populous part of the state.

McKowen, who has over 30 years of experience in identifying market trends and establishing early stage public companies, said the key to Two Rivers’ strategy has been to acquire assets at below-market rates and to take advantage of gravity-fed irrigation systems in Colorado, capturing water in reservoirs at elevations of 6,000-8,000 feet and bringing it down through existing canals to farmland at 4,000 feet.

Two Rivers owns and controls 70,000+ acre-feet of storage capacity inside historic reservoirs which can be restored and upgraded for 10% of the cost of building new reservoirs.  Two Rivers also owns a large historic canal infrastructure inside the two river basin. Two Rivers can acquire previously irrigated farmland, initiate new irrigation to the property and create new irrigated farmland at 50% of the cost of comparable farmland. The newly irrigated soil, fed by the company’s 70,000 acre-foot infrastructure, is capable of producing 200+ bushels of corn per acre due to the high quality of the soil and highly favorable climate conditions in southern Colorado vs. the 150-acre average yield for corn in the U.S., at a time when corn prices are soaring, McKowen said.

He added that Two Rivers plans to replicate its model for irrigating farmland in conjunction with providing municipal water in other locations in the western U.S.

ABOUT TWO RIVERS WATER COMPANY

Two Rivers Water Company acquires and develops high yield irrigated farmland and the associated water rights in the Huerfano and Cucharas two river basin in southern Colorado.  At the present time, Two Rivers Water operates two core businesses, organic crop production from high yield irrigated farmland and water distribution to municipal markets in Huerfano County and other municipalities on the front range of Colorado.  We are aggressively expanding operations through various funding mechanisms to develop our business model in southern Colorado with a view to the future implementation of this business model in other areas in the arid West.

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing and acquiring land and water resources. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in the press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.

CONTACT:

Two Rivers Water Company
John McKowen, CEO
(303) 222-1000

jmckowen@2riverswater.com